Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Chipotle Mexican Grill, Inc.—Chipotle Executive Stock Option Plan and the Chipotle 2006 Stock Incentive Plan filed with the Securities and Exchange Commission of our report dated October 5, 2005 with respect to the consolidated financial statements of Chipotle Mexican Grill, Inc. as of December 31, 2004 and 2003 and for the three-year period ended December 31, 2004 included in its Registration Statement (File No. 333-129221).

Denver, Colorado

January 20, 2006

/s/ ERNST & YOUNG LLP